EXHIBIT 5.1

February 28, 2007

NovaStar Mortgage Funding Corporation
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114

Re:	NovaStar Mortgage Funding Corporation
Registration Statement on Form S-3 (333-134461 and 333-134461-01)

Ladies and Gentlemen:

We have acted as counsel to NovaStar Mortgage Funding Corporation, a Delaware corporation (the "Depositor"), in connection with the issuance and sale of the NovaStar Mortgage Funding Trust, Series 2007-1, NovaStar Home Equity Loan Asset-Backed Certificates, Series 2007-1, Class A-1A, Class A-2A1, Class A-2A2, Class A-2B, Class A-2C, Class A-2D, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class M-11, Class M-6 DSI, Class M-7 DSI, Class M-8 DSI, Class M-9 DSI, Class M-10 DSI, Class M-11 DSI, Class M-6N, Class M-7N, Class M-8N, Class M-9N, Class M-10N, Class M-11N, Class I, Class CA, Class CB and Class R Certificates (the "Certificates"). The Depositor’s Registration Statement on Form S-3, dated June 16, 2006 has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of February 1, 2007, among the Depositor, NovaStar Mortgage, Inc., as servicer and as sponsor, U.S. Bank National Association, as custodian and Deutsche Bank National Trust Company, as trustee.

As such counsel, we have examined copies of the Articles of Incorporation and Bylaws of the Depositor, the Registration Statement, the Agreement, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Depositor, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

We do not express any opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

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Based upon and subject to the foregoing, we are of the opinion that:

The Certificates have been duly executed and delivered, authenticated by the Trustee and sold as described in the Prospectus, and the Certificates are legally issued, fully paid and non-assessable. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

We hereby consent to the references to this firm under the caption "Certain Legal Matters" in the related Prospectus Supplement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Dewey Ballantine LLP

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